Exhibit 4.2

                                    AMENDMENT
                                       TO
                            SHARE EXCHANGE AGREEMENT



         This Amendment to Share Exchange Agreement is dated as of February 21, 2003 (the Amendment") by and among Nova International Films, Inc., a Delaware corporation (the "Company"), and Martin Rifkin and William Rifkin (the "Shareholders"), on the one hand; and Sino Concept Enterprises, Limited, a British Virgin Islands corporation, ("Sino") and Kingston Global Co. Limited, a British Virgin Islands corporation ("Kingston") (collectively, the "Sellers"), and Solar Touch Limited, a British Virgin Islands company ("Solar Touch"), on the other hand.

         WHEREAS, the parties hereto have executed that certain Share Exchange Agreement dated as of the 1st day of November 2002 (the "Share Exchange Agreement"). Defined terms not defined herein shall have the same meaning as ascribed to them in the Share Exchange Agreement.

         WHEREAS, the parties desire to amend the Share Exchange Agreement on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements set forth herein, the parties hereto agree to amend the Share Exchange Agreement as follows:

         1. Section 1.1 shall be amended by adding a subparagraph (c) to read as follows:

                  (c) All the Company Shares issued pursuant to the Share Exchange Agreement and issued to the Financial Consultants shall be held by Loeb & Loeb LLP until the earlier to occur of
                  (a) the date that the Shareholders or the Company has delivered the Rescission Notice referred to in Paragraph 6 below, in which case all such Shares shall be returned to Company for cancellation, or (b) prior to receipt of the Rescission Notice, the date that the financial statements referred to in Paragraph 3 below which comply with such Paragraph and Paragraph 6 below have been delivered to the Company (the "Financial Statements Delivery Date"), in which case all such Shares shall be delivered to the parties entitled thereto.

         2. Section 1.2 shall be amended by replacing on November 22, 2002 with February 27, 2003:

         3. Section 3.4 of the Share Exchange Agreement shall be replaced in its entirety by the following:

                  3.4 Financial Statements.

                  (a) Solar Touch has delivered to the Company a copy of the audited consolidated balance sheets of Solar Touch at December 31, 2000 and 2001

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and the related  statements of operations,  stockholders'  equity and cash flows for the years then ended including the notes thereto (all such statements  being
the  "Solar  Touch  International  Financial   Statements").   The  Solar  Touch
International  Financial  Statements together with the notes thereto,  have been
prepared  in  accordance  with  generally  accepted   International   accounting
standards applied on a basis consistent throughout all the years presented. Such Statements present fairly the financial position of Solar Touch as of the dates and for the years indicated. The books of account and other financial records of Solar Touch have been maintained in accordance with good business practices;

                  (b) Solar Touch shall use its best efforts to cause the delivery as soon as practicable of the following financial statements which shall have been audited by an independent certified public accounting firm which shall be presented in accordance with United States generally accepted accounting principals applied on a basis consistent throughout all the years presented: Balance Sheet as of December 31, 2002 and Statements of Income, Statements of Cash Flows and Changes in Stockholders' Equity for the years ended December 31, 2001 and 2002, and the notes relating thereto (the "Solar Touch Financial Statements"). By delivery of the Solar Touch Financial Statements, Sino, Kingston and Solar Touch represent and warrant that the Solar Touch Financial Statements will be complete and accurate and present fairly the financial position of Solar Touch and the results of its operations and changes in its financial positions as of the dates and for the periods indicated as being covered thereby.

         4. Section 6.2(e) shall be amended by providing that the Optionees' right to purchase the Shares referred therein shall occur within two business days of the Financial Statements Delivery Date which Solar Touch Financial Statements comply with Paragraph 3 and Paragraph 6 hereof.

         5.       Section 6.3 shall be amended by deleting subparagraphs (a) and
(e) thereof.

         6. There shall be added a new Section 8.15 which shall read as follows:

                  Section 8.15 Right to Rescind. Notwithstanding anything herein to the contrary, the Shareholders and the Company shall have a right to rescind the Exchange by sending to Kingston a notice (the "Rescission Notice") if at any time after April 30, 2003 and prior to the delivery of the Solar Touch Financial
                  Statements which comply with Paragraph 3 above and this Section, the Company has not received the Solar Touch
                  Financial  Statements  which  shall  show (a) a  positive  net income for the fiscal year ended December 31, 2002, (b) stockholders equity of at least US$6,000,000 and (c) the elimination of the shareholders' loan in the principal amount US$5,875,793 and the capitalization of such amount on the books and records as reflected on the Solar Touch Financial Statements. In the event that the Shareholders or the Company elect to send the Notice of Rescission, the Company shall return to Kingston the Solar Touch Shares, (ii) all of the Company Shares issued hereunder and issued to the Financial Consultants shall be returned to the Company for cancellation,
                  (iii) the Company's current directors shall appoint the designees of Martin Rifkin to the Board of Directors, (iv) all of the current directors and officers of the Company shall submit their resignations to be effective after the appointments described in (iii) above, and (v) the parties

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                  shall  deliver to one  another  such other  documents  as each shall reasonably request in order to effectuate and complete the rescission. Rescission shall be without liability to any party hereto. In connection with this Paragraph, the parties designate and authorize Martin Rifkin to act on behalf of the Company. Notwithstanding anything herein to the contrary, the
                  representations   set  forth  in  Section   3.4(a)   shall  be
                  superceded by Section 3.4(b) upon the delivery of the Solar Touch Financial Statements.


         7. In all other respects, the Share Exchange Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment to the Share Exchange Agreement as the date first set forth above.

                                              NOVA INTERNATIONAL FILMS, INC.



                                              By:_______________________________
                                                 Martin Rifkin, President



                                              SINO CONCEPTS ENTERPRISES, LIMITED



                                              By:_______________________________
                                                 Anita So, Director



                                              KINGSTON GLOBAL CO. LIMITED



                                              By:_______________________________





                                              SOLAR TOUCH LIMITED



                                              By:_______________________________




                                              __________________________________
                                              Martin Rifkin



                                              __________________________________
                                              William Rifkin